AMERICAN EAGLE ASSIGNMENT AGREEMENT

This AMERICAN EAGLE ASSIGNMENT AGREEMENT among American Airlines, Inc., a Delaware corporation (“American”), AMR Corporation, a Delaware corporation (“AMR”), and Daniel P. Garton (the “Executive”) is dated as of the 10th day of June, 2010 (the “Agreement”).

WHEREAS, the Executive has served AMR and its affiliates in various executive capacities, including as president of AMR Eagle Holding Corporation (“Holding”);

WHEREAS, the Executive is currently serving as the Executive Vice President-Marketing for American and AMR;

WHEREAS, AMR believes that it is in the best interest of its shareholders and of Holding, its subsidiaries, its employees and all its stakeholders to appoint senior management with previous airline experience at a publicly traded company to manage the company on a day to day basis while guiding a strategic evaluation designed to ensure long term success; and

WHEREAS, the Executive is willing to accept an assignment to assume responsibility for the day to day operations of Holding and its subsidiaries (the “Assignment”), subject to certain protections with regard to certain benefits and entitlements should his career with American be affected by reason of this Assignment;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Definition of Divestiture.  For purposes of this Agreement, the term “Divestiture” shall mean (i) the transfer by AMR of all or any portion of the capital stock of Holding, immediately following which the board of directors of Holding or any successor in interest thereto (the “Holding Board”) is controlled by persons independent of AMR or American (it being understood that, for purposes of this Agreement, any member of the Holding Board who is also an officer or employee of AMR or American shall not be treated as independent of AMR and American) or (ii) a sale or other disposition, whether in a single or a series of related transactions, of substantially all of the assets of Holding to any person(s) or entity(ies) that is not a direct or indirect majority-owned subsidiary of AMR.  In no event shall more than one Divestiture be treated as occurring during the term of this Agreement.

2. Position and Duties.  From and after the date hereof, the Executive shall serve as the Chief Executive Officer of Holding, as well as the Chief Executive Officer of American Eagle Airlines Inc. (“American Eagle”), Executive Airlines, Inc. (“Executive Airlines”) and Eagle Aviation Services, Inc. (collectively referred to as the “American Eagle Positions”).  For purposes of this Agreement, Holding, American Eagle, Executive Airlines and Eagle Aviation Services, Inc. shall collectively be referred to as the “Holding Group”.  In the American Eagle Positions, the Executive shall have such duties and responsibilities as are customarily assigned to each such position, as well as such other duties, titles and responsibilities as may be assigned to him from time to time by the Chief Executive Officer of AMR and American (the “AMR and American CEO”).  The Executive shall continue to be an employee and executive officer of American and an executive officer of AMR, and shall report directly and exclusively to the AMR and American CEO.  During the term of the Assignment, the Executive shall receive (x) total annual cash compensation and (y) total compensation, in each case, that is substantially similar to that made available to the Executive immediately prior to the Assignment, except that such compensation shall be subject to adjustment in accordance with the policies and procedures applicable to senior officers of AMR and American.

3. Assignment Duration.  It is the intent of the parties that the Assignment shall continue until the occurrence of a Divestiture.  However, if no Divestiture shall have occurred on or before the second anniversary of the date hereof, or if a Divestiture does occur, but the Executive is not offered a Qualifying Position (as defined below), the Executive may request, by written notice to American delivered not later than 30 days after (and not earlier than 30 days before) the event (or the expected occurrence of the event) referenced in the immediately preceding sentence, that American negotiate with the Executive in good faith to find a suitable position for the Executive at American on mutually agreeable terms.  If such an agreement is reached between American and the Executive, the Assignment will terminate and, notwithstanding anything else herein to the contrary, including but not limited to Section 4, neither party shall have any further rights or obligations under this Agreement.

4. Rights Related to Certain Terminations of the Assignment.  (a) Obligation Upon A Divestiture.  If a Divestiture shall occur while this Agreement is in effect, the Executive shall have the right to negotiate with any purchaser of the stock or the assets of the corresponding entity in the Holding Group, or with the board of directors of such entity (or any successor interest), to continue to serve in some or all of the American Eagle Positions or in any of the equivalent positions with a successor in interests to the relevant entity, whether such entity is a successor by operation of law or by the acquisition of substantially all of the assets of the corresponding entity in the Holding Group (collectively, the “Successor Positions”) following such Divestiture.  If following a Divestiture the Executive agrees to remain in any of the American Eagle Positions, any of the Successor Positions, or accepts another Qualifying Position, AMR and American shall provide the Executive with the following benefits:

(i) American shall pay to the Executive the aggregate of the following amounts:

A. in a lump sum in cash within 45 days after the Divestiture, the sum of (1) the Executive’s accrued annual base salary and any accrued vacation pay through the date of the Divestiture (the “Divestiture Date”), (2) the Executive’s business expenses that have not been reimbursed and that were incurred by the Executive prior to the Divestiture Date in accordance with American’s applicable expense reimbursement policy, and (3) any annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Divestiture Date occurs, if such bonus has not paid as of the date of Divestiture (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B. the product of (1) the Executive’s target bonus for the year in which the Divestiture occurs (the “Reference Bonus”), and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the date of Divestiture occurs through the Divestiture Date and the denominator of which is 365 (the “Pro Rata Bonus”), so long as the Compensation Committee of the AMR Board of Directors determines that the applicable performance criteria under the annual bonus plan for such year have been satisfied.  The Pro Rata Bonus shall be paid to the Executive at the same time annual bonus payments for the year in which the Divestiture Date occurs are paid to the senior officers of AMR, but not later than March 15 of the following calendar year; and

(ii) American shall either (as it shall determine in its sole discretion) place the Executive on a leave from the Divestiture Date through the date as of which the Executive would attain age 55 (such period hereinafter called the “Continuation Period”), or shall provide the Executive with the economic equivalent of the benefits that he would have received under all retirement and welfare benefit plans, programs, agreements and arrangements in which he was participating immediately prior to the Divestiture, at the same time such amounts would have been paid if Executive had remained employed through the end of such Continuation Period;

(iii) AMR shall provide Executive with the same rights and entitlements in respect of any equity-based awards, deferred shares and performance shares outstanding at the Divestiture, at the same time and on the same basis (including, but not limited to, the satisfaction of any applicable performance criteria), as though he had continued to be employed by American through the end of the Continuation Period and retired immediately thereafter, but without any pro-ration of any such award (the “Equity Entitlements”), provided, however, that, AMR may, in its discretion, convert such awards into cash  awards that are economically equivalent to the awards they replace, but which are payable at the same time or times as the originally applicable equity awards would have been payable had the Executive continued to be employed.  Notwithstanding anything else contained herein to the contrary, in the event of a Divestiture, AMR shall have the right to convert any equity awards granted to the Executive in respect of AMR securities into awards in respect of securities of Holding or any successor in interest to Holding or, if the Divesture entails a transfer of the stock of American Eagle and not Holding, American Eagle or any successor in interest to American Eagle (the “Successor Employer”), on terms and conditions that are substantially comparable to those applied to similarly situated persons who will continue in employment with such entity and its affiliates, which shall be intended to provide the Executive awards in Holding or the Successor Employer which are of substantially equivalent economic value as the AMR awards they replace;

(iv) to the extent not theretofore paid or provided, American shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of American or AMR through the Divestiture Date in accordance with the terms and conditions of such plan, program, policy, practice or contract (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Continuation Period Payments.  If a Divestiture occurs during the term of the Assignment and the Executive is offered a Qualifying Position, but declines to accept that Qualifying Position and otherwise chooses not to remain in any Successor Position or American Eagle Position that is not a Qualifying Position, then

(i)           the Executive shall receive all of the benefits available under Section 4(a), except that, in determining the Executive’s rights in respect of the Equity Entitlements, the Executive’s rights shall be subject to pro-ration, but based on the services that the Executive would have completed as of the end the Continuation Period; and

(ii)           during the Continuation Period, American shall pay the Executive an amount (the “Continuation Period Payments”) equal to the Executive’s annual base salary as in effect immediately prior to the Divestiture.

The Continuation Period Payments shall be paid ratably over the Continuation Period, in accordance with American’s standard payroll practices.

(c) Option to Terminate Employment Following Divestiture Under Certain Circumstances.  If a Divestiture occurs during the term of the Assignment, but the Executive is not offered the opportunity to continue as the principal executive officer of the entity that is the corporation or other business entity that is in control of Holding or the business that is the successor in interests to the assets or business of the corresponding member of the Holding Group or American Eagle (but not any other business that was not part of the Holding Group prior to the date of the Divestiture) with (x) the opportunity to receive total annual cash compensation and (y) total compensation that is substantially similar to that made available (or which would have been made available) to the Executive in respect of his services for the calendar year in which the Divestiture occurs (a “Qualifying Position”), the Executive shall have the right to terminate his employment not later than 90 days following the Divestiture Date, by delivering prior written notice to AMR and American pursuant to Section 9(b).  If the Executive terminates his employment pursuant to this Section 4(c), then the Executive shall receive:

(i) all of the benefits available under Section 4(a);

(ii) a severance amount equal to the product of (1) two and (2) the sum of (x) the Executive’s annual base salary and (y) the Reference Bonus (the “Severance Amount”), which shall be payable in a lump sum payment within 90 days following such termination; and

(iii) American shall pay the costs of providing to the Executive and his eligible dependents COBRA coverage for medical and dental benefits for the maximum period then allowed at law and under American’s health and welfare plans (collectively “Welfare Benefits”).

(d) Termination Following Second Anniversary with No Divestiture.  If no Divestiture shall have occurred on or before the second anniversary of the date hereof, the Executive shall have the right to terminate his employment not later than 90 days following such second anniversary by delivering prior written notice to AMR and American pursuant to Section 9(b).  If the Executive terminates his employment pursuant to this Section 4(d), then the Executive shall receive

(i)           the Accrued Obligations, the Pro-Rated Bonus, the Equity Entitlements, the Other Benefits and the Welfare Benefits; and

(ii)           the Severance Amount, which shall be payable in a lump sum payment within 90 days following such termination.

(e) Delay in Payment if a Specified Employee.  Notwithstanding the foregoing provisions of this Section 4, to the extent required in order to comply with Section 409A of the Code, amounts that would otherwise be payable under any subparagraph of this Section 4 during the six-month period immediately following the date of Divestiture (which will be treated as “separation from service” within the meaning of Section 409A) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A.  Any benefits that are to be provided to the Executive in kind shall be provided in accordance with the provisions of Treas. Reg. §1.409A-3(i)(1)(iv), except that to the extent that if any medical reimbursement arrangement would be available to the Executive due to his separation from service for a period longer than the period specified under such regulations, such arrangement shall be provided monthly solely for the period from the expiration of such period under such regulations until the month in which the Executive attains age 55.

5. Expiration of this Agreement.  If (i) no Divestiture shall occur prior to the second anniversary of the date hereof, (ii) the Executive does not agree with American to return to a position with American pursuant to the procedure specified in Section 3 within 60 days (or such longer period as the parties shall mutually agree) of delivery of notice to American under such Section 3, and (iii) the Executive does not exercise the right to terminate his employment pursuant to Section 4(d) within the time period specified to exercise such right in accordance with such Section 4(d), the Executive shall have no further rights, and neither AMR nor American shall have any further duties or obligations to the Executive, under this Agreement.  If the Executive’s employment with American and AMR (including in respect of the American Eagle Positions) terminates for any reason other than pursuant to the provisions of Section 4(d) above prior to the Divestiture Date, then the Executive shall only be entitled to receive such benefits as are otherwise payable to senior officers of American in the event of a termination of the same type or nature (e.g., death, disability, voluntary resignation or involuntary termination, with or without cause) under its otherwise applicable plans, policies, programs and procedures, and in such event, the Executive shall have no further rights, and neither AMR nor American shall have any further duties or obligations to the Executive, under this Agreement.

6. Full Settlement.  American’s obligation to make the payments provided for under any subsection of Section 4 of this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which American or AMR may have against the Executive or others; provided, applicable taxes may be withheld from any such payments.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

7. Confidential Information; Non-Solicit of Employees; Non-Compete.  (a) The Executive shall hold in a fiduciary capacity for the benefit of each of member of the Holding Group and each of AMR, American and each of their respective subsidiaries other than any member of the Holding Group (the “AMR Group”) all secret or confidential information, knowledge or data relating to any member of either the Holding Group or the AMR Group, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by any member of either the Holding Group or the AMR Group and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment, the Executive shall not, without the prior written consent of AMR and American or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Holding Group or the AMR Group or those designated by AMR or American or as may be required by applicable law, court order, a regulatory body or arbitrator or other mediator.

(b)           In consideration of the American’s and AMR’s obligations hereunder:

(i) During the Restricted Period ( as defined below), the Executive will not, directly or indirectly, on behalf of the Executive or any other person, become associated with, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of 5% or less of the outstanding voting shares of any publicly traded company), a Competitor.  The Restricted Period shall mean the period of the Executive’s employment with American and the one-year period following the termination of the Executive’s employment with American for any reason; provided that, if the Executive is entitled to receive the Continuation Period Payments, the Restricted Period shall lapse at the end of the Continuation Period.  For purposes of this Section 7(b), a “Competitor” shall mean any entity (A) that is engaged in the commercial airline business or (B) that controls another entity that is engaged in the commercial airlines business; provided, however, that, if the Executive agrees to remain in any of the American Eagle Positions following a Divestiture, this clause shall not prohibit service on behalf of the Holding Group or the Successor Employer and its subsidiaries following a Divestiture.

(ii) During the Restricted Period, the Executive shall not, directly or indirectly, solicit or encourage any person to leave his or her employment with any member of either the Holding Group or the AMR Group or assist in any way with the hiring of any member of either the Holding Group or the AMR Group employee by any other business (except that, if the Executive agrees to remain in any of the American Eagle Positions following a Divestiture, the Executive may assist the Successor Employer or any of its affiliates in soliciting the employment of any employee of the Holding Group other than the Executive).

(c)          The Executive acknowledges that the Holding Group and the AMR Group would be irreparably injured by a violation of this Section 7 and the Executive, agrees that, in addition to any other remedies available to any such entity for such breach or threatened breach, each member of the Holding Group and the AMR Group shall be entitled, without posting a bond, to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive, as applicable, from any actual or threatened breach of this Section 7.

8. Successors.  (a)  This Agreement is personal to the Executive and without the prior written consent of American and AMR shall not be assignable by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.

(b) This Agreement shall inure to the benefit of and be binding American and AMR and their successors and assigns.

(c) American and AMR will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of American and AMR to assume expressly and agree to perform this Agreement in the same manner and to the same extent that American and AMR would be required to perform it if no such succession had taken place.

9. Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and venue shall be in the State District Court for Tarrant County, Texas (or, if jurisdiction is under the federal court system, the U. S. District Court for the Northern District of Texas, Fort Worth Division), without reference to principles of conflict of laws.  If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address

on file at American.

If to AMR or American:	4333 Amon Carter Blvd. MD 5618

Fort Worth, TX 76155

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) AMR or American or any of their affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The failure of the Executive, AMR or American, as the case may be, to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right the Executive or AMR or American may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement, except as set forth in Section 5.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, AMR and American each has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

DANIEL P. GARTON

AMR CORPORATION

By
Name:	Thomas W. Horton
Title:	Executive Vice President-Finance and Planning and Chief Financial Officer

AMERICAN AIRLINES, INC.

By:______
Name:	Jeffrey J. Brundage
Title:	Senior Vice President-Human Resources